Exhibit 99.1

                  Brooke Corporation Announces 2003 Earnings

    OVERLAND PARK, Kan., March 18 /PRNewswire-FirstCall/ -- Brooke Corporation (Amex: BXX) -- Robert D. Orr, Chairman and CEO of Brooke Corporation, announced that 2003 earnings totaled $4,160,000 or $.79 per diluted share on 2003 revenues of more than $65,000,000. Annual earnings increased more than 186 percent from 2002 earnings of $1,450,000 and annual revenues increased approximately 63 percent from 2002 revenues of approximately $40,000,000.
    Orr also announced a 51% increase in quarterly earnings to $992,000, or $.19 per diluted share, in the fourth quarter of 2003 from $655,000, or $.12 per diluted share, in the fourth quarter of 2002. Quarterly revenues increased 45% to $17,121,000 in the fourth quarter of 2003 from $11,785,000 in the fourth quarter of 2002.
    In making the announcement, Mr. Orr stated, "Our shareholders experienced a good return on their Brooke Corporation investment during 2003. Shareholder returns directly result from the contributions of our employees and franchisees. We appreciate their contributions!" Brooke Corporation has more than 400 employees and 256 franchise locations.

    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance and related services through a network more than 250 franchise locations and has originated more than $100,000,000 in loans which have been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associates with the development of technology, changes in the law, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             03/18/2004
    /CONTACT: Kyle Garst, Corporate Vice President of Brooke Corporation, +1-913-661-0123, garsk@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN INS
SU:  ERN